EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated July 21, 2026 (the “Effective Date”), is entered into by and between Robert J. Long (“Executive”) and PEDEVCO Corp., a Texas corporation (the “Company”).

1. Employment Period. The Company agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, on the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the date such employment is terminated in accordance with Section 7 (the “Employment Period”).

2. Position; Duties; Principal Work Location. During the Employment Period, Executive will serve as the Company’s Chief Financial Officer. In such position, Executive will have such duties and responsibilities as are consistent with such title and position, and otherwise as may be agreed upon from time to time by Executive and the Company. Executive will report to the Company’s Chief Executive Officer. During the Employment Period, Executive will devote substantially all of his business time, skill and attention to the performance of his duties and responsibilities hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that, in each case, would materially conflict or interfere with such duties without the prior written consent of the Company; provided that nothing herein will preclude Executive from (i) serving in any capacity or otherwise participating in civic, charitable, philanthropic, educational, welfare, social, or religious activities; (ii) participating in industry and trade organization activities; or (iii) managing personal and family investments and affairs. Executive’s principal work location will be the Company’s office in Houston, Texas.

3. Base Compensation. Effective as of the Effective Date, the Company will pay Executive a base salary at the annual rate of $280,000, payable in regular installments in accordance with the Company’s normal payroll practices. The Company will review Executive’s annual base salary in good faith at least annually and will not decrease Executive’s annual base salary. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4. Annual Bonus. With respect to each fiscal year of the Company during the Employment Period, Executive will be eligible to earn a target annual bonus in an amount equal to 50% of Executive’s Base Salary (the “Target Annual Bonus”). The Company will review Executive’s Target Annual Bonus in good faith at least annually and will not decrease Executive’s Target Annual Bonus. The actual bonus paid may be higher or lower depending on the degree of achievement of performance objectives, as set and determined by the Company reasonably and in good faith. To be eligible for and receive payment of any annual bonus, Executive must be employed by the Company through the end of the fiscal year to which the annual bonus relates.

5. Equity Awards. Executive will be eligible for grants of equity awards (including, without limitation, options, restricted stock, restricted stock units and similar awards), subject to conditions and other terms to be agreed in writing by Executive and the Company.

6. Employee Benefits; Vacation; Expenses; D&O Insurance; Indemnification. During the Employment Period, Executive will be entitled to (i) participate in the Company’s employee benefit plans as in effect from time to time, (ii) paid holidays and reasonable paid time off, with Executive receiving no less than five (5) weeks paid time off (“PTO”) per annum, and (iii) reimbursement of business expenses, in each case in accordance with the Company’s policies and practices but on a basis no less favorable than (x) made available to the senior officers of the Company from time to time and (y) in effect for Executive effective as of the Effective Date. During the Employment Period and for not less than six years thereafter, the Company will ensure that (i) Executive is covered under director’s and officer’s liability insurance policy and (ii) entitled to indemnification (and advancement of expenses), in each case on terms and conditions no less favorable than (x) made available generally to the senior officers of the Company from time to time and (y) in effect for Executive on the Effective Date.

7. Termination. Executive’s employment hereunder may be terminated by either party at any time and for any reason. Upon such termination, the Employment Period will end and Executive will be entitled to the amounts described in this Section 7.

(a) Termination by Company for Cause or Termination by Executive without Good Reason. If Executive’s employment is terminated (x) by the Company for Cause or (y) by Executive’s resignation without Good Reason, Executive will be entitled to receive: (i) the Base Salary accrued through the date of termination, payable in accordance with the Company’s normal payment practices; (ii) reimbursement, within thirty days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; (iii) any annual bonus earned for the prior year that has not been paid; and (iv) such accrued and vested compensation and benefits, if any, as to which Executive may be entitled under the compensation or benefit plans, agreements or arrangements of the Company (other than benefits in the nature of severance pay), which will be paid or provided in accordance with the terms of such plans, agreements or arrangements (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Obligations”). If Executive’s employment is terminated (x) by the Company for Cause or (y) by Executive’s resignation without Good Reason, Executive shall be entitled to receive only the Accrued Obligations, and Executive shall not be entitled to any other compensation, benefits, or severance payments of any kind.

(b) Not During Change in Control Period and by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated (x) by the Company without Cause (and other than due to Disability) or (y) by Executive for Good Reason, and such termination does not occur within twelve months following a Change in Control, Executive will be entitled to receive: (i) the Accrued Obligations; (ii) a lump sum cash payment equal to the sum of (x) Executive’s annual Base Salary then in effect (disregarding any reduction thereof that was not approved in writing by Executive) and (y) Executive’s Target Annual Bonus for the year of termination (disregarding any reduction thereof that was not approved in writing by Executive); and (iii) provided Executive elects to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premiums applicable to Executive to maintain such continued coverage for 12 months following the month of termination. If at the time Executive separates from service, it would result in a Company excise tax, or otherwise violate applicable law, for the Company to pay, or reimburse, Executive for COBRA premiums, then no such premiums will be paid or reimbursed and if doing so would not cause imposition of an excise tax or otherwise violate applicable laws, Executive will be paid a single lump sum cash payment equal to 12 times the monthly COBRA premium in effect as of the month of termination.

2

(c) During Change in Control Period and by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated (x) by the Company without Cause (and other than due to Disability) or (y) by Executive for Good Reason, and such termination occurs within twelve months following a Change in Control, Executive will be entitled to receive: (i) the Accrued Obligations; (ii) a lump sum cash payment equal to two times the sum of (x) Executive’s annual Base Salary then in effect (disregarding any reduction thereof that was not approved in writing by Executive) and (y) Executive’s Target Annual Bonus for the year of termination (disregarding any reduction thereof that was not approved in writing by Executive); and (iii) provided Executive elects to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premiums applicable to Executive to maintain such continued coverage for 12 months following the month of termination. If at the time Executive separates from service, it would result in a Company excise tax, or otherwise violate applicable law, for the Company to pay, or reimburse, Executive for COBRA premiums, then no such premiums will be paid or reimbursed and if doing so would not cause imposition of an excise tax or otherwise violate applicable laws, Executive will be paid a single lump sum cash payment equal to 12 times the monthly COBRA premium in effect as of the month of termination.

(d) Due to Death or By the Company due to Disability. If Executive’s employment is terminated due to death or by the Company due to Disability, Executive (or Executive’s estate or beneficiaries, as applicable) will be entitled to receive the Accrued Obligations.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 8(d) hereof. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Conditions to Severance; Non-Duplication. Executive’s receipt of any severance benefits under this Agreement, other than the Accrued Obligations, is subject to Executive (or Executive’s estate or beneficiaries, as applicable) signing and not revoking the Company’s then standard separation agreement (the “Release”), which must become effective and irrevocable no later than the fifty-fifth day following the date of the applicable termination. If the Release does not become effective and irrevocable by such deadline, Executive will forfeit any right to the severance payments under this Agreement. In the Release, Executive (or Executive’s estate or beneficiaries, as applicable) will (i) acknowledge the receipt of the severance payments under this Agreement, (ii) release the Company and its affiliates and other persons and entities designated by the Company from any liability arising from Executive’s employment or termination of employment (other than with respect to Executive’s rights under this Agreement) and (iii) agree to covenants related to confidentiality and the Company’s reputation, as well as other covenants, in each case to the extent they are customary, standard and appropriate within the industry in which the Company operates, as determined by the Company in its reasonable, good faith discretion. Any lump sum cash severance payments under this Agreement will be provided to Executive on the second regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable.

3

8. Miscellaneous.

(a) Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy will be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by Judicial Arbitration and Mediation Services (“JAMS”). Such arbitration process will take place in the state set forth in the first sentence of this paragraph. The decision of the arbitrator will be final and binding upon all parties hereto and will be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The prevailing party will be entitled to receive from the other party its reasonable attorney’s fees and expenses, and all other actual costs and expenses, relating to such arbitration and of enforcement of JAMS’ decision.

(b) Entire Agreement; Amendments; No Waiver; Severability; Assignment and Successors; Set Off; No Mitigation; Withholding Taxes; Clawbacks; Counterparts. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement (including Executive’s letter agreement with the Company dated October 30, 2025), excluding any equity incentive compensation arrangements that may be separately entered into by and between Executive and the Company or an affiliate. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected thereby. Neither this Agreement, nor any of Executive’s rights or duties hereunder, will be assignable or delegable by Executive. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the ownership interests, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor will be a material breach of this Agreement. As used in this Agreement, “Company” means PEDEVCO Corp., as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder will not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive will not be obligated to mitigate any amounts payable or to be provided hereunder by seeking other employment or otherwise, nor will the amounts payable to Executive hereunder be reduced by compensation earned by Executive by any subsequent employer or service recipient. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything to the contrary in this Agreement, Executive will be subject to the terms and conditions of any clawback or similar policy implemented by the Company. This Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4

(c) Compliance with Section 409A of the Code; Section 280G of the Code.

(i) To the extent applicable, it is intended that this Agreement and any payment made hereunder will comply with the requirements of (or an exemption or exclusion from) Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), and any ambiguities in this Agreement will be interpreted accordingly. Any provision of this Agreement that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive will not be considered to have terminated employment with the Company for purposes of this Agreement and no payments will be due to Executive under this Agreement which are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A (as determined by the Company), amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment will instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement will be construed as a separate identified payment for purposes of Section 409A. Any actual bonus earned pursuant to Section 4 will be paid no later than sixty days following the lapse of the “substantial risk of forfeiture” (within the meaning of Section 409A) applicable thereto.

(ii) In the event that it is determined that any payment or distribution by the Company (or any of its affiliates) to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other Company agreement, policy, plan, program or arrangement (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) (such tax being hereafter referred to as the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such maximum lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account all taxes, penalties and interest, including any Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If multiple Payments may be reduced, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards; and reduction of employee benefits. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of all related amounts will be made at the expense of the Company by the Company’s regular independent accounting firm (the “Accounting Firm”) or another nationally recognized firm jointly selected by the Company and Executive, which shall provide detailed supporting calculations. Any reasonable determination by the Accounting Firm will be binding upon the Company and Executive.

5

(d) Notice. Any notices required or permitted hereunder will be sent using any means (including personal delivery, courier, messenger service, facsimile transmission or electronic transmission), if to Executive, at the most recent address in the Company’s personnel records or such other address as Executive may designate in writing to the Company, and, if to the Company, at the address of its headquarters, Attention: Chief Executive Officer and General Counsel, or such other address as the Company may designate in writing to Executive. Such notice will be deemed duly given when it is actually received by the party for whom it was intended.

9. Effect of Termination of the Employment Period. Other than Sections 8, 9, 10, 11 and 12, and the Company’s director’s and officer’s liability insurance policy obligations and indemnification obligations set forth in Section 6, which will survive pursuant to their terms, upon termination of the Employment Period, this Agreement will no longer have any force or effect (other than any severance payments or benefits payable under Section 8).

10. Confidentiality. Executive acknowledges that, in order for the intents and purposes of this Agreement to be accomplished, since the inception of Executive’s employment the Company has provided, and continuing on an ongoing basis the Company will provide, Executive with, and Executive will necessarily be obtaining access to, certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Additional terms governing confidentiality and Confidential Information are included in the “Employee Non-Disclosure and Assignment Agreement” previously entered into with Executive. In exchange for the Company’s promise to provide Executive with Confidential Information, Executive covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company. The obligations set forth in this paragraph shall survive any termination of this Agreement and Executive’s employment relationship with the Company.

6

11. Non-Compete; Non-Solicit. To protect the Company’s Confidential Information, Executive and the Company agree that it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between Executive and the Company in Section 10 of this Agreement:

(a) During Executive’s employment with the Company and for a period of one-year thereafter commencing on the date of the termination of Executive’s employment with the Company (the “Restricted Period”), Executive covenants and agrees that:

(i) In connection with the business operations and prospective interests of the Company on the date of Executive’s termination as an employee of the Company, Executive shall not, directly or indirectly, (a) perform substantially similar duties as those Executive performed for the Company for, (b) own any interest in, (c) manage, control, participate in, consult with, render services for, or (d) in any manner engage in, any Businesses in direct competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing).

(ii) Executive will not directly or indirectly through another entity induce or otherwise attempt to influence any person who is, or within the preceding six months was, an employee of the Company to leave the Company’s employment to perform services for a Business or in any way interfere with the relationship between the Company and any employee thereof for the benefit of a Business.

(iii) Executive will not induce or attempt to induce any person or entity who Executive had business dealings with during Executive’s employment or whom Executive acquired Confidential Information about during Executive’s employment, and is, or within the preceding six months was, a consultant, service provider, customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company in favor of a Business or in any way interfere with the relationship between any such consultant, service provider, customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company for the benefit of a Business.

(b) Investments in less than 5% of the outstanding securities of any class of the Company subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and in entities or investments in Businesses that are not in direct competition with the Company or materially adverse to the Company, shall not be prohibited by this Section 11. For purposes of this Section 11, the term “Company” shall include the Company and any of its affiliates or subsidiaries or any company in which it is a minority shareholder or a joint venture partner.

(c) For purposes of this Section 11, the term “Business” and “Businesses” shall mean any enterprise, commercial venture, or project involving petroleum exploration, development, or production activities, in each case within a five mile radius of any of the Company’s acreage, assets or other activities during the six-month period before the termination of Executive’s employment.

7

(d) Executive understands that the restrictions in this 11 may limit Executive’s ability to engage in certain businesses during the limited period provided above, but acknowledge that these restrictions are necessary to protect the Confidential Information and other information Executive obtains or has obtained from the Company.

(e) In addition to all other remedies at law and in equity which the Company might have for Executive’s breach of the covenants set forth in this 11, the parties agree that in the event of any breach or attempted or threatened breach of any such covenant, the Company shall also have the right to obtain a temporary restraining order, temporary injunction, and permanent injunction against Executive prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequate remedy at law or irreparable harm.

(f) The covenants set forth in this 11 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or any other agreement between Executive and the Company shall not affect the validity of the provisions of this 11 or constitute a defense in any suit or action brought by the Company to enforce the provisions of this 11 or to seek any relief from Executive’s breach thereof.

(g) The Company and Executive agree and stipulate that: (i) the agreements contained in this 11 are fair and reasonable in light of all of the facts and circumstances of the relationship between the Company and Executive; and (ii) the consideration provided by the Company is not illusory. The parties agree that if a court or arbitrator should decline to enforce any of the provisions of this 11, such affected provisions shall be deemed to be modified to restrict competition with the Company to the maximum extent, in time, scope, and geography, which the court or arbitrator shall find enforceable. If Executive violates any of the restrictions contained in this 11, the restrictive period shall be suspended and will not run from the time of the commencement of any such violation until the time when Executive cures the violation to the Company’s satisfaction. The provisions of this 11 shall survive any termination or expiration of this Agreement, and the termination of Executive’s employment with the Company (for whatever cause or reason).

12. Non-Disparagement. During the Employment Period and following termination of Executive’s employment for any reason, Executive agrees not to make any disparaging, false, or misleading statements, whether written or oral, concerning the Company, its affiliates, or any of their respective officers or directors. Nothing in this Section 12 prohibits Executive from (i) making truthful statements as required by law or legal process, (ii) reporting possible violations of law or regulation to any governmental authority (including the Securities and Exchange Commission), or participating in any related investigation or proceeding, or (iii) exercising any rights protected under applicable law. For the avoidance of doubt, Executive is not required to notify the Company prior to making any such report or disclosure. Executive acknowledges that any breach of this Section 12 would cause irreparable harm for which monetary damages would be an inadequate remedy, and that the Company shall be entitled to seek injunctive relief without the requirement of posting a bond. This Section 12 shall survive termination of this Agreement and shall remain in full force and effect indefinitely.

8

13. Definitions. For purposes of this Agreement:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means, as determined by the Company in good faith, (A) in connection with Executive’s services hereunder, Executive commits a material act of fraud or material act of dishonesty with respect to the Company, which act causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (B) Executive is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude, which causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (C) Executive materially violates the Company’s policies or materially breaches any agreement between Executive and the Company, which violation or breach causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (D) Executive repeatedly and willfully refuses to follow the lawful written directions of the Board; or (E) Executive materially breaches any material provision of any proprietary information and inventions agreement with the Company. The Company may terminate Executive’s employment for Cause only if (x) the Company gives Executive Notice of Termination prior to the termination and within thirty days after the Company learns of the event or occurrence that is alleged to constitute Cause, specifying the grounds upon which Cause is alleged, (y) Executive fails to cure such grounds for Cause (to the extent curable, as determined by the Company) within thirty days after Executive receives such notice, and (z) the termination occurs within sixty days after such event or occurrence. For purposes of this Agreement, no act or failure to act, on Executive’s part, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon and within the authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) “Change in Control” means the occurrence of any of the events described in clauses (i), (ii) or (iv) of the definition of Change in Control in the Company’s 2021 Equity Incentive Plan as of the Effective Date. For avoidance of doubt, a Change in Control will not be deemed to occur if the Juniper Investor Group’s (as defined in the Company’s Second Amended and Restated Certificate of Formation filed February 27, 2026 with the Secretary of State of Texas) direct or indirect ownership of securities ceases to represent fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities only to increase above fifty percent at a later date.

(d) “Disability” means Executive has been unable, due to physical or mental illness or incapacity, to substantially perform Executive’s duties and the essential functions of Executive’s position, with or without reasonable accommodation, on a full-time basis for six months.

(e) “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (A) a material reduction in Executive’s Base Salary or Target Annual Bonus; (B) a relocation of Executive’s principal place of work to a location that is more than fifty miles from Executive’s primary place of employment as of the Effective Date; (C) a material diminution in Executive’s authority, position, title, duties, reporting structure, or responsibilities, individually or taken as a whole and including any such diminution that takes place following a Change in Control; or (D) a material breach by the Company of the terms of this Agreement or any other agreement between the Company and Executive; provided, that no such event described above will constitute Good Reason unless: (x) Executive gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within sixty days of becoming aware of such event; (y) the Company fails to cure the condition or event constituting Good Reason within thirty days following receipt of Executive’s Notice of Termination (the “Cure Period”) and (z) Executive’s termination of employment occurs within ninety days following the last day of such Cure Period.

[signatures on following page]

9

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PEDEVCO Corp.		Robert J. Long

/s/ J. Douglas Schick		/s/ Robert J. Long
By:	J. Douglas Schick
Title:	President and Chief Executive Officer

10